Exhibit 6.2

Convertible Promissory Note

This Convertible Promissory Note Has Not Been Registered Under The Securities Act Of 1933, As Amended (The “Securities Act”) Or Any Applicable State Securities Laws. It May Not Be Sold Or Offered For Sale In The Absence Of An Effective Registration Statement Under The Securities Act And Compliance With Such State Securities Laws Or An Opinion Of Counsel Or Other Evidence Satisfactory To The Issuer That Such Registration And/or Compliance Is Not Required.

$_______	_______, 2025 (the “Loan Date”)

For Value Received, 20/20 GeneSystems, Inc, a Delaware corporation (the “Issuer”), hereby promises to pay to the order of ___________ (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of $_______, together with accrued and unpaid interest thereon, in the manner set forth below (this “Note”). This Note is being issued as part of a series of similar convertible promissory notes issued by the Company (collectively, the “Notes”) to purchasers through the Placement Agent (as defined below) (collectively, the “Investors”).

1. Repayment. Unless otherwise converted as provided herein, all unpaid principal, together with all unpaid and accrued interest payable hereunder, shall be due and payable after the Maturity Date (as defined below).

2.  Interest Rate. The Issuer further promises to accrue interest on the outstanding principal amount hereof from the Loan Date until payment in full, which interest shall be payable at the rate of five percent (5%) per annum or the maximum rate permissible by Maryland law, whichever is less. Such interest shall be calculated based on a 365-day year for the actual number of days elapsed. Such interest shall be payable at the time of the Maturity Date and under the terms provided below.

3.  Maturity Date. Unless this Note has been pre-paid or previously converted pursuant to the terms herein, the entire outstanding principal balance and all unpaid accrued interest shall be repaid to the Holder within thirty (30) days of written demand from the Holder; provided, however, that such written demand may not occur prior to the date that is thirty-six (36) months from the Loan Date (the “Maturity Date”).

4.  Prepayment. The obligations under this Note may not be pre-paid by the Issuer without the prior written consent of the Investors holding at least a majority in principal amount of the Notes then outstanding (the “Majority Holders”).

5.  Instructions Regarding Payment. All amounts payable hereunder shall be payable by check delivered to the address set forth under the Holder’s name on the signature page hereto.

6.  Application of Payments. Any payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereunder.

7.  Conversion.

(a)  Automatic Conversion Upon Stock Exchange Listing. If, prior to repayment or conversion of the obligations of this Note, the Issuer’s (or a successor to the Issuer) shares are listed on a national stock exchange, including, without limitation, through a firm underwritten initial public offering (the “Public Company Stock”), all of the principal and accrued interest then outstanding under this Note shall be automatically converted, without any action by the Holder, into a number of shares of Public Company Stock equal to the number that results from the following equation: dividing (i) all of the principal and accrued interest then outstanding hereunder by (ii) eighty percent (80%) of the price per share of the Public Company Stock sold to the public by the underwriters at the closing of the initial public offering; provided, however, that in no event shall the number of shares of Public Company Stock be less than the number of shares issuable pursuant to a conversion upon a Qualified Financing (as defined below).

(b)  Conversion Upon Qualified Financing. If, prior to repayment or conversion of the obligations of this Note, the Issuer consummates a financing transaction whereby any equity or equity-linked securities of the Issuer are sold to investors in exchange for cash in which the Issuer receives gross proceeds of at least ten million dollars ($10,000,000) (including the conversion of this Note) (a “Qualified Financing”), then effective upon the closing of the Qualified Financing, all obligations of this Note then outstanding shall be automatically converted, without any action by the Holder, into a number of shares or units, as applicable, that were sold in such Qualified Financing at a conversion price equal to eighty percent (80%) of the price per share or unit, as applicable, sold in such Qualified Financing; provided, however, that the conversion price per share or unit, as applicable, shall not exceed the quotient obtained by dividing $70,000,000 by the total number shares of common stock of the Issuer outstanding on a fully diluted basis (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Issuer issuable upon the conversion of the Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)).

(c)  Optional Conversion at Non-Qualified Financing. In the event the Issuer consummates, while this Note remains outstanding, an equity financing pursuant to which it sells shares of equity or equity-linked securities in a transaction that does not constitute a Qualified Financing, then the Majority Holders shall have the option to treat such equity financing as a Qualified Financing on the same terms set forth herein.

(d)  Mechanics and Effect of Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Issuer and deliver to the Issuer any documentation reasonably required by the Issuer (including, in the case of a Qualified Financing, all financing documents executed by the investors in connection with such Qualified Financing). The Issuer shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Issuer and delivered to the Issuer any such documentation. Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Issuer shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.

(e)  Change of Control. If the Issuer consummates a Change of Control (as defined below) while this Note remains outstanding, the Issuer shall repay the Holder in cash in an amount equal to 150% of the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal; provided, however, that upon the written election of the Holder made not less than five (5) days prior to the Change of Control, the Issuer shall convert the outstanding principal balance of this Note and any unpaid accrued interest into shares of the Issuer’s Common Stock at a conversion price equal to the quotient resulting from dividing $70,000,000 by the number of outstanding shares of Common Stock of the Issuer immediately prior to the Change of Control (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Issuer issuable upon the conversion of the Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)). For the purposes hereof, “Change of Control” shall mean (i) dissolution of the Issuer, (ii) the acquisition of at least a majority of the capital stock or units of the Issuer by another entity (or affiliated entities) by means of a merger, trade sale, stock purchase or other transaction in which the holders of the Issuer’s capital stock immediately prior to such merger or transaction fail to hold a majority of the Issuer’s capital stock immediately following such merger or other transaction, or (iii) a sale of all or substantially all of the assets of the Issuer.

8.  Default. Each of the following events shall be an “Event of Default” by the Issuer hereunder:

(a)  Failure to Pay. The Issuer (i) fails to pay (x) any of the principal or interest on the date the same becomes due and payable or (y) any other payment required under the terms of this Note on the date the same becomes due and payable or (ii) otherwise fails to perform as required under the terms of this Note, and such failure to pay or perform is not cured within ten (10) business days after the Issuer has received written notice from the Holder of the Issuer’s failure to pay or perform.

(b)  Voluntary Bankruptcy or Insolvency Proceedings. The Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vii) take any action for the purpose of effecting any of the foregoing.

(c)  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Issuer or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Issuer or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within twenty (20) days of commencement.

9.  Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default hereunder (other than an Event of Default referred to in Sections 8(b) or 8(c) hereof) and at any time thereafter, the Holder may declare all outstanding principal and interest payable by the Issuer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 8(b) or 8(c) hereof, immediately and without notice, all outstanding principal and interest payable by the Issuer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default hereunder, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

10.  Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holder as of the date the first Note was issued as follows:

(a)  Organization, Good Standing and Qualification. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Issuer has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Issuer is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Issuer or its business (a “Material Adverse Effect”).

(b)  Corporate Power. The Issuer has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Issuer’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Issuer after reasonable inquiry concerning the Issuer’s financing objectives and financial situation.

(c)  Authorization. All corporate action on the part of the Issuer, the Board and the Issuer’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Issuer enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(d)  Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Issuer in connection with issuance of this Note has been obtained.

(e)  Compliance with Laws. To its knowledge, the Issuer is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(f)  Compliance with Other Instruments. The Issuer is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Issuer or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Issuer, its business or operations or any of its assets or properties. Without limiting the foregoing, the Issuer has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Issuer to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Issuer to offer or issue any securities of the Issuer as a result of the consummation of the transactions contemplated hereunder.

(g)  No “Bad Actor” Disqualification. The Issuer has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). To the Issuer’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act; provided, however, that Company Covered Persons do not include (i) any Investor or (ii) any person or entity that is deemed to be an affiliated issuer of the Issuer solely as a result of the relationship between the Issuer and any Investor.

(h)  Offering. Assuming the accuracy of the representations and warranties of the Holder contained in Section 11 below, the offer, issue, and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(i)  Use of Proceeds. The Issuer shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

11.  Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Issuer as of the date hereof as follows:

(a)  Purchase for Own Account. The Holder is acquiring the Securities solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b)  Information and Sophistication. Without lessening or obviating the representations and warranties of the Issuer set forth in Section 10 above, the Holder hereby: (i) acknowledges that the Holder has received all the information the Holder has requested from the Issuer and the Holder considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that the Holder has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (iii) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(c)  Ability to Bear Economic Risk. The Holder acknowledges that an investment in the Securities involves a high degree of risk and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment. The Holder has carefully reviewed the risk factor disclosure set forth in Exhibit A hereto and understands the significant inherent risks of making an investment in the Issuer.

(d)  Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) the Holder shall have notified the Issuer of the proposed disposition and furnished the Issuer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Issuer, the Holder shall have furnished the Issuer with an opinion of counsel, reasonably satisfactory to the Issuer, that such disposition will not require registration under the Securities Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Securities Act, except in unusual circumstances. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to a partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holders hereunder.

(e)  Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Securities Act and has provided the Issuer with a completed Accredited Investor Questionnaire, in the form attached hereto as Exhibit B, to indicate the Holder’s “accredited investor” status.

(f)  No “Bad Actor” Disqualification. The Holder represents and warrants that neither (i) the Holder nor (ii) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Issuer. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph, and agrees to notify the Issuer if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

(g)  Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Holder hereby represents that he, she or it has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Note, including (i) the legal requirements within the Holder’s jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Holder’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(h)  Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Issuer at the time of preparation. There is no assurance that such statements will prove accurate, and the Issuer has no obligation to update such statements.

12.  Post-Loan Covenant. If during the one hundred eighty (180) days following the Loan Date, the Issuer issues one or more convertible notes with terms that are materially different in a favorable manner to the holders of such notes from the terms set forth in this Note, the Issuer agrees to amend this Note in order to provide such more favorable terms to the Holder.

13.  Transfer Rights. The Holder may not transfer this Note to a third party without the prior written consent of the Issuer, except with respect to estate planning transfers. Each new Note issued upon any transfer of this Note shall bear a legend as to the applicable restrictions on transferability to ensure compliance with the Securities Act, unless in the opinion of counsel for the Issuer such legend is not required in order to ensure compliance with the Securities Act. The Issuer may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Issuer. Prior to presentation of this Note for registration of transfer, the Issuer shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Issuer shall not be affected by notice to the contrary.

14.  Successors and Assigns. Subject to the restrictions on transfer described in Section 13 hereof, the rights and obligations of the Issuer and the Holder shall be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of the Issuer or the Holder, as applicable.

15.  Assignment by the Issuer. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Issuer, without the prior written consent of the Holder.

16.  Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Issuer and the Holder.

17.  Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier, personal delivery, facsimile transmission or electronic mail (with receipt of successful and full transmission) at the respective addresses or facsimile number of the parties as set forth on the signature page hereto, or at such other address as the parties hereto shall have furnished to one another in writing. Any party hereto may by notice so given change its address or facsimile number for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

18.  Counterparts. This Note may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

20.  Senior Indebtedness. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note or hereafter incurred. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (i) indebtedness of the Issuer to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

21. Broker’s Fees. Pursuant to an engagement letter, dated August 16, 2024, between the Issuer and ClearingBid, Inc. (the “Placement Agent”), the Issuer has agreed to pay the Placement Agent a placement fee equal to 7.0% of the gross proceeds received from the issuance of the Notes and issue to the Placement Agent a five-year warrant to purchase a number of shares of Common Stock of the Issuer equal to 100% of the placement fee divided by the conversion price set forth above at an exercise price equal to such conversion price, as well as to reimburse the Placement Agent for certain expenses.

In Witness Whereof, the Issuer has caused this Convertible Promissory Note to be executed by its duly authorized officer as of the date first set forth above.

ISSUER:

20/20 GeneSystems, Inc.

By:
Name:	Jonathan Cohen
Title:	Chief Executive Officer

Address:	15810 Gaither Drive
Gaithersburg, MD 20878
Attn: Chief Executive Officer
Email: jcohen@2020gene.com

Agreed and accepted:

HOLDER:

[Name of Holder]

[Signature of Holder]

If an entity:

Name:
Title:

Address:

Email:
Tax ID: